MK Rail Stock Distribution
                               Information Sheet*

         As part of its bankruptcy plan, Morrison Knudsen plans to distribute its 63 percent ownership of MK Rail stock to its creditors and, in certain circumstances, to its current stockholders. The distribution is expected to occur during the first week of October 1996, at which time Morrison Knudsen will no longer be an MK Rail stockholder.
         The shares that are being distributed are unregistered and subject to the provisions of a Stockholders Agreement between MK Rail and Morrison Knudsen. The Agreement includes standstill and voting provisions, which, among other things, require that for a specified period the stock must be voted in favor of MK Rail's nominees to its board. Also in the Agreement and subject to certain conditions, MK Rail has granted registration rights for this stock so that the shares can be registered and sold in secondary offerings.
         Following are answers to questions frequently asked about this stock distribution:

When and how will the stock distribution occur?
         Under Morrison Knudsen's plan of reorganization, the stock cannot be distributed until Sept. 27, which is a Friday, so the actual distribution will probably occur the following week or shortly thereafter. To distribute the stock, Morrison Knudsen will send its stock certificate to MK Rail's transfer agent with a list of recipients and how much stock they will own. The transfer agent will then issue new certificates to the new holders.

Can these shares be sold immediately?
         Yes, there are a variety of ways the shares could be sold, but there are probably three logical ways. First, the shares could be sold in "ordinary trading transactions" through the Nasdaq stock exchange. If the stock is sold through this exchange, the provisions contained in the Stockholders Agreement would no longer apply and the shares would be freely tradeable. Second, under certain conditions, the shares could be sold in private transactions not using Nasdaq. In this case, the registration rights and provisions contained in the Stockholders Agreement would transfer to the purchaser. Finally, the shares could be sold under a shelf registration statement that MK Rail has agreed to file later this month. The company cannot, however, offer any assurances as to when, or if, the SEC will declare the registration statement effective. If the shares are sold in this manner and the transaction is anonymous (the sellers and buyers do not know each other), then the provisions in the Stockholders Agreement would not transfer to the new buyer and the shares would be freely tradeable.

*This Information Sheet presents a brief discussion in question-and-answer format of information reported by MK Rail Corporation in its various SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and its Current Reports on Form 8-K filed July 3, 1996 and September 10, 1996. These reports, in turn, include or incorporate by reference as exhibits various documents summarized therein or herein. This summary Information Sheet is qualified in its entirety by the more detailed discussions in the SEC filings and by the text of the documents included or incorporated therein as exhibits.


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What are "ordinary trading transactions"?
          In general,"ordinary trading transactions" are sales made through a stock exchange or in the over-the-counter market by persons who are not affiliates of MK Rail or Morrison Knudsen, and who are not acting alone or in concert with others as a dealer or underwriter. Whether any given transaction is considered "ordinary," or whether a person is an affiliate, underwriter or dealer will depend on the specific facts and circumstances in each instance.

What incentive do the new shareholders have to hold onto their stock?
          If they believe in the company's new management team and believe that the stock is currently undervalued they may want to hold their stock.

          Also, subject to certain conditions, we have given the new stockholders the right to register their shares in underwritten secondary offerings once a year for five years, beginning after the company has filed its 1996 10-K. These rights should give the new stockholders ample opportunity to sell their shares when they think market conditions are favorable. It's important to note that the registration rights apply to the original recipients of the Morrison Knudsen stock. The rights will not transfer to future buyers unless they also agree to be bound by the provisions of the Stockholders Agreement.

What impact, if any, does Rule 144 have on the sale of creditors' stock?
          Rule 144 imposes limitations on the sale of "restricted securities" or stock held by affiliates of an issuer. Generally, these restrictions should not affect non-affiliate holders who plan to hold their shares for the long term or who plan to sell the shares in "ordinary trading transactions" or under an effective registration statement, as long as, in either case, the transactions are anonymous.

Could the new Morrison Knudsen change its mind and decide to keep the stock?
          No, the stock distribution is part of Morrison Knudsen's bankruptcy plan, so it cannot be revoked.

What impact does this stock distribution have on existing MK Rail shareholders?
          Existing shareholders don't need to do anything. They will continue to own the same percentage of MK Rail stock as they did prior to the distribution. The company cannot predict what impact, if any, the distribution of new shares into the public float may have. Any impact could depend on when the new stockholders choose to sell their shares and how many shares they choose to sell. In any event, you should remember that the stock distribution will have no impact whatsoever on MK Rail's fundamental business operations. In the longer term, therefore, we view the Morrison Knudsen stock distribution as a positive step that will diversify our shareholder base and increase liquidity in the market, and we welcome new investors into the fold.

What is MK Rail doing to protect the stock price?
          We are very focused on continuing to improve and grow our businesses. In the long term, that's the best way to protect and increase shareholder value. We do, however, conduct an active investor relations program through which we meet with stockholders to discuss the company's operations and answer any questions.


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Are you considering a stock buyback to support the price?
          That would be up to the Board of Directors. But currently the Board believes that investing excess cash in future operations is a better long-term strategy than a stock buyback.

Who will receive the stock? And how much will each new stockholder receive?
          We won't know for sure who will receive the stock and how much they will receive until the distribution date because the Morrison Knudsen debt continues to trade in the secondary market. Also, Morrison Knudsen's current equity holders have an option to purchase some of the Morrison Knudsen debt, which would entitle them to receive some of the MK Rail stock. We do believe, however, that no one will end up with more than 15 percent of MK Rail stock, or about 2.6 million shares, because that would trigger our shareholders rights plan.



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